Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

April 21, 2008

Cass Information Systems, Inc. Reports

1st Quarter Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services reported first quarter earnings of $.43 per fully diluted share, a 4% decrease over the $.45 per fully diluted share it earned in the first quarter of 2007. Net income for the period was $4.0 million, compared to $4.2 million in 2007.

2008 1st Quarter Recap

	3/31/08	3/31/07	% Change
Transportation Dollar Volume	$3.9 billion	$3.4 billion	13%
Utility Dollar Volume	$2.2 billion	$1.8 billion	26%
Revenues	$21.9 million	$21.6 million	1%
Net Income	$4.0 million	$4.2 million	(4)%
Diluted Earnings per Share	$.43	$.45	(4)%

Payment and processing fees increased 7% or $798 million compared to the year-earlier period. Utility transaction volume was up 13% and Utility dollar volume rose 26% due to new business and heightened activity from existing customers.

Net investment income decreased $447,000 or 5% due to the overall decline in interest rates.

Operating expenses were up 7%, or $1,027,000, as a result of higher employee costs related to transaction growth. Income tax expense decreased due to the growth of the company’s state and municipal bond portfolios.

“The lower interest rate environment hampered earnings for the first quarter; however, all of our vital signs remain strong and processing activity should continue to grow in all of our units,” said Lawrence A. Collett, Cass chief executive officer and chairman of the board. “Despite the slight decrease in this quarter’s earnings due to the precipitous drop in interest rates, we continue to remain optimistic about the Company’s performance for the remainder of the year.”

Cass currently holds no sub-prime mortgage loans nor has any securities in its investment portfolio that contain any exposure to such instruments. The company holds no mortgage-backed securities or residential development loans of any kind. Hence, the issues that are having a significant detrimental effect on the financial community should not affect Cass in such a manner.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $22 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2007.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2008 and 2007:

	Quarter Ended 3/31/08	Quarter Ended 3/31/07
Transportation Invoice Volume	5,972	5,657
Transportation Dollar Volume	$3,857,573	$3,411,394
Utility Transaction Volume	2,532	2,240
Utility Dollar Volume	$2,235,890	$1,774,004

Payment and Processing Fees	$12,047	$11,249
Net Investment Income	9,313	9,760
Other	564	614

Total Revenues	$21,924	$21,623

Salaries and Benefits	$12,437	$11,539
Occupancy	540	490
Equipment	824	812
Other	2,559	2,492

Total Operating Expenses	$16,360	$15,333

Income from Operations before Income Taxes	$5,564	$6,290
Provision for Income Taxes	1,545	2,104

Net Income	$4,019	$4,186

Basic Earnings per Share	$.44	$.45

Diluted Earnings per Share	$.43	$.45

Average Earning Assets	$800,192	$779,623
Net Interest Margin	5.37%	5.47%
Allowance for Loan Losses to Loans	1.15%	1.29%
Non-performing Loans to Total Loans	.45%	.14%
Net Loan Charge-offs to Loans	.09%	—
Provision for Loan Losses	$450	$225